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STATE OF DELAWARE CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

State of DellWlll'e Secretary of State Division •fCorporations

Delivered11:27AM03m/20u FIL[D11:27AM03/29/2011 SR20110116123- File N11mber 7223091

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Kid Castle Educational Corp

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED. that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered II                            IV                    II so that, as amended, said Article shall be and read as follows:

The amount of the total stock of this corporation is authorized to issue is: 100.000,000 Shares with a par value of .000001.

Furthermore, The total nwnber of preferred shares which this Corporation is authorized to issue is 1,000,000 at $.000001 par value per share, which preferred stock may contain special privileges as determined by the Board of Directors including but not limited to bearing interest, convertibility into common shares and super voting privileges.

Furthermore, There is to be authorized a class of Preferred shares designated as Class A - Super Voting Preferred Stock. This class shall consist of 1,000,000 shares authorized for issuance. Holders of Class A Super Voting Preferred stock shall be entitled to cast 1000 Common share votes for each share held on all matters presented for a vote of the shareholders. Each share of Preferred Series A Stock shall be convertible into 1000 shares of Common Stock in the Company at direction in writing of the shareholder.

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SECOND: That thereafter, pursuant to resolution of its Board of Directors, a spedal meeting of the stockholders of said corporation  was duly called and held upon notice in  cordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this

25th     day of             March              , 2011.

BY:  J/J6 -

/        -         Authorized offi

- ----                                                          T i tle:     Chief Executive_O_fficer

Name: Min-Tan Yang

Print or Type

UNANIMOUS CONSBNT OF THE BOARD OF DIRECTORS OF KID CASTLE EDUCATIONAL CORPORATION

(A DELAWARE CORPORATION)

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The undersigned board members of Kid castle Educational Corporation, a Delaware Corporation ( the "Company") , by unanimous consent of the Board of Directors, do hereby consent  to,  adopt,  and  approve,  the  following resolutions, as of the date indicated below as evidenced by the signatures hereunder:

WHEREAS, the Board of Directors  believe  it  is  in  the  best  interest  of  the Company to authorize  the  creation  of  a  series  of  preferred  shares  titled "Series A", which at  the  discretion  of  the  holder ( s)  are  convertible  into  common shares at the rate of one thousand common shares for every share  of preferred series A converted. Furthermore, series A shares will retain super voting rights such that they hold with  each  share  as  many  common  votes  as they would if fully converted prior to conversion.

BE IT RESOLVED, that it is hereby authorized and approved to designate a new series     of                     preferred                  shares      titled       "Series       A" which       contain      the      above described convertibility and voting rights.

GENERAL RESOLU IONS

BE IT RESOLVED, that the officers of the corporation are hereby  authorized to take whatever steps necessary to effectuate the above described consent.

IN WITNESS WHEREOF,          the       undersigned     have  set      forth   their         hands   in     their capacity as Directors of the company this 25st day of March 2011.

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C' /2?A ...A �

,ti --•

' shO  Mi ng - Tsung    /

Director

WHEREAS, the Board of Directors believe it is in the best interest of the Company to issue one million Preferred Series A shares to Min-Tan Yang.

BE IT RESOLVED, that it is hereby authorized and approved to issue one million Preferred Series A shares to Min-Tan Yang.

GENERAL RESOLUTIONS

Min-Tan Yang
President, Director

Suang-Yi Bai
Treasurer, Director

Robert Theng
Director

Shih Ming-Tsung
Director

Wang Ping-Hsiung
Director